                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                                   SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_|  Preliminary Proxy Statement                               |_|  Confidential, for Use of the Commission Only
                                                                    (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Material Pursuant to Section 240.14a-12



                           EUROPA CRUISES CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 JAMES C. ILLIUS
                                  JOHN R. DUBER
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
|X| No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)Title of each class of securities to which transaction applies:
(2)Aggregate number of securities to which transaction applies:
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)Proposed maximum aggregate value of transaction:
(5)Total fee paid:
|_| Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)Amount Previously Paid:
(2)Form, Schedule or Registration Statement No.:
(3)Filing Party:
(4)Date Filed:

FOR IMMEDIATE RELEASE

SOURCE: the Committee of Concerned Europa Stockholders

DIRECTORS' GROUP OF EUROPA CRUISES FILES CONSENT SOLICITATION; READY TO MOVE COMPANY IN A NEW DIRECTION

WASHINGTON, DC - April 17/ The Committee of Concerned Europa Stockholders announced the filing of its consent solicitation materials with the Securities and Exchange Commission, a significant step in its move to reconstitute the board of directors of Europa Cruises Corporation (KRUZ) by replacing the current chairman.

Members of the Committee are James E. Illius and John R. Duber, both current directors of the corporation. The Committee today filed official documentation with the SEC regarding its intent to solicit consents from stockholders. Pending SEC approval, the mailings will seek stockholder consent to remove Deborah A. Vitale as director and replace her with James Rafferty.

Rafferty is a seasoned casino developer and manager - he most recently served as Senior Vice President of Harveys Casino Resorts, and has nearly 24 years of industry experience. Several of his projects have been "from the ground up," meaning that he has participated in every phase of casino development from obtaining permits to opening the doors to the public and managing the on-going operations. "We are very excited and honored that Jim Rafferty will join us if elected to the board," said Illius today. "We believe that his experience and ideas will take this company in the right direction," added Duber.

Committee members decided to engage in this consent solicitation after attempting to bring Rafferty and some of his associates before the current Europa board to make a presentation. They sought to discuss their ideas for developing the Diamondhead, Mississippi property into a deluxe casino entertainment complex. However, Vitale, current chairman and chief executive, resisted attempts by Illius and Duber to have the full board hear the Rafferty proposal.

The 404.5 acre Mississippi property is Europa's primary asset and the company does not have any other current operations. According to the Committee's filing with the SEC, Rafferty's plan would aim to increase stockholder value by combining Rafferty's significant casino industry experience with the unique character of the property and tapping into the regional market. "This property should be built primarily for the loyal and regular customers who will come to Diamondhead from the Gulf Coast area," the filing states.

The Committee's filing also comes in response to another consent solicitation from stockholder Frank E. Williams, Jr. Williams seeks to remove from the board Committee member Duber in favor of himself. The preliminary Williams documents on file with the SEC, however, cite no casino experience in Mr. Williams's background. On the other hand, the Committee's filings highlight the contrast between Rafferty and Vitale's leadership and experience in casino development: "It is the Committee's belief that Ms. Vitale simply does not have the required experience in developing, building, designing, or operating a waterfront casino, the primary development goal of the Diamondhead property," the filing states.

If the Committee is successful in its bid to remove Vitale as a director, Rafferty is willing to invest personally in Europa Cruises Corporation, as well as to bring his extensive contacts to the table. "I would invest in this company and with its stockholders, provided that Ms. Vitale is removed from the board," commented Rafferty today.

The Company's stockholders can expect to receive official solicitations in the mail in the near future. More information is available to the public free-of-charge on the SEC's web page at WWW.SEC.GOV.


FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements, which are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words or phrases. Forward-looking statements by their nature contain estimates made without the benefit of actual measurement. Such statements and estimates, by their nature, involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained herein does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold. THE CONSENT SOLICITATION CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE REMOVAL AND REPLACEMENT OF A DIRECTOR.


For further information, contact:

James E. Illius
Director
Europa Cruises Corporation
(440) 331-1259

or

John R. Duber
Director
Europa Cruises Corporation
(440) 331-0194